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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

         NEOTHERAPEUTICS OBTAINS MAJOR FINANCING FOR CLINICAL STUDIES OF
                     NEOTROFIN(TM) FOR ALZHEIMER'S DISEASE

IRVINE, California - April 10, 2000--NeoTherapeutics, Inc. (Nasdaq: NEOT, NEOTW) announced today the closing of a major financing transaction with two investor groups who have previously invested with the Company. In conjunction with this new financing, the investors have also eliminated the remaining reset provision of a previous financing. The new transaction consists of an initial tranche at the closing of $10 million in 5% subordinated convertible debentures due April 6, 2005. In addition, subject to certain conditions, the investors have agreed to fund two future tranches of up to $10 million each and redeemable warrants to purchase up to 4 million shares of common stock over a two-year period (the "B" warrants). The "B" warrants can be redeemed in part by the Company as frequently as several times per week and when called for redemption can be exercised by the investors at 97% of the per share closing market price (i.e. a discount of 3%) and are exercisable at the sole option of the investors at the price of $33.75 per share. Based on the current market price, the "B" warrants could potentially generate approximately $69 million of equity financing. The number of "B" warrants that are exercisable at each redemption are subject to average daily volume restrictions.

The debentures are convertible into common stock at $20.25 per share for the first 90 days after the closing. Thereafter, they are convertible at the lesser of $20.25 per share or 101% of the market price of the common stock as determined under the agreement. The two additional tranches of convertible debentures of up to $10 million each, 5 and 10 months after the closing, are at the option of either the Company or the investor. If at the option of the Company, the tranches are under similar terms and conditions as the initial tranche. If at the option of the investor, the two tranches are at the fixed conversion price of $20 per share. The amount available under the two additional tranches will be reduced pro-rata to the extent that the investors have exercised or the Company has redeemed the "B" warrants to purchase common stock. The investors also received five-year warrants to purchase up to 265,000 shares of common stock (the "A" warrants). The "A" warrants are exercisable at $19.672 per share.

In connection with this financing, the investors, who are the same investors who purchased $10 million in common stock on November 19, 1999, as well as other financings, have agreed to eliminate the second reset available to them under the November 1999 agreement. Accordingly, under the terms of that agreement, the investors received an additional 43,383 shares of common stock under the terms of the first reset provision which, when combined with their original purchase at 108% of the market price, made the effective purchase price equal to approximately 103% of the market price at that time.

"This financing, assuming completion of all segments, should allow NeoTherapeutics to complete the existing Phase 2 clinical development program for our lead product candidate, NEOTROFIN(TM) for Alzheimer's disease", stated Sam Gulko, NeoTherapeutics' Chief Financial Officer. "Now we can devote



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NeoTherapeutics Obtains Major Financing for Clinical Stucies of NEOTROFIN(TM)
April 10, 2000
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financial and human resources towards developing NEOTROFIN(TM) for possible treatment of other neurodegenerative conditions, as well as the expansion of our functional genomics company, NeoGene Technologies, Inc. This is NeoTherapeutics' fourth round of financing with these institutional investors, and our mutual confidence has encouraged us to expand our relationship. We are very pleased that this financing has been arranged so that we receive funds over time, consistent with our needs, and that the agreement includes incremental pricing consistent with the performance of NeoTherapeutics' stock as progress continues in the clinical studies of NEOTROFIN(TM). Finally, this financing agreement represents a significant advancement in NeoTherapeutics' ongoing efforts to provide effective treatments to patients suffering from neurodegenerative diseases."

NEOTROFIN(TM) is being developed for nerve repair and regeneration, with Alzheimer's disease as its first clinical indication. Pre-clinical studies have demonstrated that NEOTROFIN(TM) causes the production of multiple natural nerve growth (neurotrophic) factors and restores function in animal models of cognitive decline, aging, neuroprotection, and spinal cord injury. Human clinical studies have demonstrated positive effects of NEOTROFIN(TM) on memory and behavioral function in patients with Alzheimer's disease.

According to figures from the Alzheimer's Association, Alzheimer's disease presently affects over 4 million people in the U.S. and approximately 12 million patients worldwide, with associated health care costs of $80-$100 billion per year. Drugs such as Aricept(R), developed by Eisai and marketed by both Eisai and Pfizer, and the soon to be marketed Exelon(R), developed by Novartis, have been approved for the treatment of symptoms of mild to moderate Alzheimer's disease.

NeoTherapeutics' research program is focused on designing and developing small molecules capable of treating a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke, and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. NeoGene Technologies, Inc., NeoTherapeutics' subsidiary, is a functional genomics company engaged in the development of a broad platform of enabling technology called receptor-targeted drug design. NeoGene Technologies is using this technology to search for natural and synthetic compounds that can potentially be developed as drugs for treating various diseases. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.


CONTACTS:
Investment Community:                            Media:
Carol Gruetter                                   Kelly Finley
NeoTherapeutics, Inc.                            Halsted Communications, Inc.
Tel: (949) 788-6700                              Tel: (800) 600-7111 x.233
e-mail: cgruetter@neotherapeutics.com                 (323) 225-1835
                                                 e-mail:  kfinley@halsted.com

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